Exhibit 10.22(c)

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of June 4, 2007 (the “Grant Date”), is made by and between Valcon Acquisition Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Valcon”), having its registered office in Haarlem, The Netherlands (Valcon, its Subsidiaries and other members of the Nielsen Group, together or individually, are hereinafter referred to as the “Company” as the context requires), and Pereg Holdings LLC, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2006 Stock Acquisition and Option Plan for Key Employees of Valcon Acquisition Holding B.V. and its Subsidiaries, as amended from time to time (the “Plan”).

WHEREAS, the Optionee is providing the services of Itzhak Fisher (the “Executive”) pursuant to a letter agreement with The Nielsen Company B.V. dated April 26, 2007 (the “Engagement Letter”);

WHEREAS, the Optionee and the Executive are entering into a Management Stockholder’s Agreement with Valcon (the “Management Stockholder’s Agreement”);

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts by the Executive during his period of service to the Company, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1. – BuzzMetrics Acquisition

“BuzzMetrics Acquisition” shall mean the transactions contemplated by the VNU Stock Purchase Agreement, including the purchase on or about the date hereof by VNU International B.V. of all of the Ordinary Shares of BuzzMetrics that were not already owned by members of the Nielsen Group so that following the consummation of such transaction, the Nielsen Group owned all of the issued and outstanding Ordinary Shares of BuzzMetrics.

Section 1.2. – BuzzMetrics

“BuzzMetrics” shall mean BuzzMetrics Ltd., a company incorporated and registered in Israel, and formerly known as “Trendum Ltd.”

Section 1.3. – BuzzMetrics Grant Date

“BuzzMetrics Grant Date” shall mean the date set forth on the signature page hereto which shall be the original date that the Optionee was granted the BuzzMetrics Options (as defined in Section 5.1(a)) which have been cancelled in exchange for the Option granted hereby.

Section 1.4. – Cause

“Cause” shall mean “Cause” as such term is defined in the Management Stockholder’s Agreement.

Section 1.5. – Fiscal Year

“Fiscal Year” shall mean each fiscal year of Valcon (which, for the avoidance of doubt, begins on January 1 and ends on December 31 of any given calendar year).

Section 1.6. – Good Reason

“Good Reason” shall mean “Good Reason” as such term is defined in the Management Stockholder’s Agreement.

Section 1.7. – Option

“Option” shall mean the right and option granted under Section 2.1 of this Agreement to acquire from Valcon, on the terms and conditions set forth in this Agreement, all or any part of an aggregate of the number of shares of Common Stock of Valcon set forth on the signature page of this Agreement, which shares upon issuance shall be evidenced by entry in Valcon’s shareholder register.

Section 1.8. – Ordinary Shares

“Ordinary Shares” shall mean the ordinary shares, NIS 0.01 par value per share, of BuzzMetrics.

Section 1.9. – Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in the Management Stockholder’s Agreement.

Section 1.10. – Retirement

“Retirement” shall mean an Optionee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company in which the Optionee participates.

Section 1.11. – VNU International B.V.

“VNU International B.V.” shall mean VNU International B.V., a private company with limited liability incorporated under the laws of The Netherlands which is a Subsidiary of Valcon and is part of the group of companies comprising the Company.

Section 1.12. – VNU Stock Purchase Agreement

“VNU Stock Purchase Agreement” shall mean the VNU Stock Purchase Agreement, dated June 4, 2007, by and among VNU International, BuzzMetrics and the selling stockholders named therein.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. – Grant of Options

For good and valuable consideration, on and as of the date hereof Valcon irrevocably grants to the Optionee an Option upon the terms and conditions set forth in this Agreement.

Section 2.2. – Exercise Price

Subject to Section 2.4, the exercise prices (expressed in United States dollars) of the shares of Common Stock covered by the Option shall be as set forth on the signature page of this Agreement (“Exercise Price”).

Section 2.3. – No Guarantee of Service

Nothing in this Agreement or in the Plan shall confer upon the Optionee or the Executive any right to continue in the service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the service of the Optionee or the Executive at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s or the Executive’s Employment Agreement or offer letter provided by the Company to the Optionee or the Executive.

Section 2.4. – Adjustments to Option

The Option shall be adjusted pursuant to Sections 8 or 9 of the Plan, as applicable. Any such adjustment made in good faith thereunder shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. – Commencement of Exercisability

(a) Subject to Section 3.1(b) below, so long as the Executive continues to provide his services to the Company in accordance with the Engagement Letter, the Option shall become vested and exercisable pursuant to the terms set forth on the signature page to this Agreement.

(b) Notwithstanding the foregoing, so long as the Executive continues to provide his services to the Company in accordance with the Engagement Letter through the occurrence of a Change in Control, the Option shall become immediately exercisable as to 100% of the shares of Common Stock underlying such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable).

(c) Upon a termination of the Engagement Letter or the Executive’s services by the Company without Cause or by the Optionee or the Executive with Good Reason, Valcon shall make a payment in cash to the Optionee with respect to the unvested portion (if any) of the Option at the time that such termination occurs equal to the difference between (x) the lesser of $10.00 (subject to equitable adjustment for stock splits, recapitalizations and similar transactions) and the then Fair Market Value and (y) the Exercise Price per share, multiplied by the number of shares of Common Stock for which such unvested portion would be exercisable if fully vested.

(d) Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock (which do not otherwise become exercisable in accordance with Section 3.1(a) or (b) or Section 3.2(b), (c) or (d)) following the termination of the Engagement Letter or the services of the Executive for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall be immediately cancelled, and except as provided in Section 3.1(c), without payment therefor.

Section 3.2. – Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, and notwithstanding the foregoing provisions of Section 3.1, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a) The tenth anniversary of the BuzzMetrics Grant Date;

(b) Ninety (90) days following a termination of the Engagement Letter or the Executive’s services (i) by the Company, other than (x) for Cause or (y) by reason of death, Permanent Disability or Retirement, or (ii) by the Optionee or the Executive with Good Reason (prior to the expiration of such ninety (90) day period, the portion of the Option that is vested and exercisable at the time that such termination occurs may, unless earlier terminated in accordance with the terms of the Option, be exercised by the Optionee);

(c) The first anniversary of a termination of the Executive’s services by reason of death while employed by or performing services for the Company or by reason of Permanent Disability (prior to such anniversary, the portion of the Option that is otherwise vested and exercisable at the time of such termination (or that would have been vested and exercisable within a ninety (90) day period of such termination) may, unless earlier terminated in accordance with the terms of the Option, be exercised by the Optionee or the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance or otherwise as a result of the death or Permanent Disability of the Optionee);

(d) Ninety (90) days following a termination of the Optionee or the Executive’s services for the Company by reason of the Executive’s Retirement (prior to the expiration of such ninety (90) day period, the portion of the Option that is vested and exercisable at the time of such Retirement may, unless earlier terminated in accordance with the terms of the Option, be exercised by the Optionee);

(e) Immediately upon the date of the Optionee’s or the Executive’s termination by the Company for Cause or by the Optionee or the Executive without Good Reason (other than due to death or Permanent Disability);

(f) The date the Option is terminated pursuant to Section 4 of the Management Stockholder’s Agreement; or

(g) At the discretion of Valcon, if the Committee so determines pursuant to Section 9 of the Plan, the effective date of a merger, consolidation or other capital change or transaction of the Company that is a Change in Control, in which case, prior to such effective date, Valcon shall provide no less than ten (10) days prior written notice to the Optionee that Valcon intends to exercise its discretion and either (x) provide an opportunity for the Optionee to exercise its Options (whether or not then vested), or (y) make payment to the Optionee in respect of the termination of its Options upon such date.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. – Person Eligible to Exercise

Except as otherwise provided in the Management Stockholder’s Agreement, during the lifetime of the Optionee, only the Optionee may exercise an Option or any portion thereof. After the death of the Executive, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by the Optionee.

Section 4.2. – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3. – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the General Counsel of Valcon or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)(i) Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of shares that would otherwise be issued to the Optionee reduced by a number of shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to Valcon pursuant to clause (i) of this subsection (b);

(c) At any time that the Common Stock is not publicly traded on an established securities market, a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for its own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and the then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal, provincial or state securities laws or regulations of any country;

(d) Full payment to Valcon (in cash or by check or by a combination thereof) of all amounts which, under applicable law, it is required to withhold upon exercise of the Option; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act. If the Optionee is domiciled in or a resident of the United States, the written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. – Conditions to Issuance of Stock

The shares of stock issuable upon the exercise of an Option, or any portion thereof, shall not be required to be so physically issued to the Optionee. For the avoidance of doubt, shares shall be deemed to have been issued when evidenced by entry in Valcon’s shareholder register. Such shares shall be fully paid and nonassessable. Valcon shall not be required to issue, or deliver any certificate or certificates for, shares of stock acquired upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable (and Valcon and the Optionee shall each use reasonable efforts to obtain all such clearances and approvals as soon as reasonably practicable);

(b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law; and

(c) The execution by the Optionee of a Sale Participation Agreement with Luxco (a “Sale Participation Agreement”) and the Management Stockholder’s Agreement.

Section 4.5. – Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of Valcon in respect of any shares it may be issued upon the exercise of the Option or any portion thereof unless and until such shares shall have been issued as evidenced by entry in Valcon’s shareholder register upon satisfaction of the conditions set forth in Section 4.4.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

The Optionee hereby represents and warrants to the Company as follows:

Section 5.1. – BuzzMetrics Acquisition

(a) In connection with the BuzzMetrics Acquisition, the Optionee and other former holders of stock options (“BuzzMetrics Options”) granted pursuant to the Trendum Ltd. 2004 Stock Option and Restricted Stock Incentive Plan (“BuzzMetrics Option Holders”) have been treated as follows: (i) the vested and unvested BuzzMetrics Options of all of the BuzzMetrics Option Holders have been cancelled by BuzzMetrics and, in consideration therefor, except as provided in clause (ii) below, the BuzzMetrics Option Holders are receiving a cash payment from the Company in an amount equal to the difference between $7.79 and the exercise price of the BuzzMetrics Options multiplied by the number of BuzzMetrics Options being cancelled; and (ii) the BuzzMetrics Options held by those BuzzMetrics Option Holders (including the Optionee) that were identified by the Purchaser and Valcon and whose names are specified in a schedule delivered pursuant to the VNU Stock Purchase Agreement, and that have provided BuzzMetrics with written notices under which each of such BuzzMetrics Option Holders providing such notice has agreed to fully waive and forego its right to receive a cash payment in exchange for its cancelled BuzzMetrics Options in accordance with the VNU Stock Purchase Agreement, have been cancelled by BuzzMetrics and, in consideration and exchange for waiving the right to receive the above mentioned cash payment and in lieu thereof, Valcon is issuing to each such person options (including the Option granted hereby) to purchase the number of shares of Common Stock at the exercise price that would put such BuzzMetrics Option Holder in substantially the same economic position as the BuzzMetrics Option Holder was in prior to the cancellation of its BuzzMetrics Options; these options for shares of Common Stock (x) have the same expiration date and the same vesting schedule as the BuzzMetrics Options they replace, with vesting credit for the period during which such BuzzMetrics Options were held, and (y) are subject to the terms and conditions set forth in the Plan and in this Agreement and similar stock option agreements with each such BuzzMetrics Option Holder;

(b) The Optionee has elected to receive options to acquire Common Stock as set forth in Section 5.1(a) and is voluntarily and of its own free will choosing to replace its BuzzMetrics Options with the Option granted hereunder (and, if applicable, options to acquire Common Stock under one or more similar stock option agreements) in accordance with the terms and conditions set forth in the Plan and this Agreement (and such other stock option agreements); and

(c) The Optionee hereby consents to the BuzzMetrics Acquisition and the transactions contemplated thereby and described herein, including, without limitation, the reinvestment by certain stockholders of BuzzMetrics of some or all of the proceeds from the sale of their Ordinary Shares in newly issued shares of Common Stock.

Section 5.2. – Receipt of Information; Certain Representations

(a) The Optionee hereby agrees and acknowledges that the Company is making no representations or warranties to the Optionee regarding the business, operations, financial condition or prospects of the Company. Except for the registration statement on Form S-4 as filed by The Nielsen Company B.V., an affiliate of the Company, with the Securities and Exchange Commission on May 2, 2007 (http://www.sec.gov/Archives/edgar/data/1397384/000119312507099134/ds4.htm), the Optionee is not relying on any information furnished by the Company about the Company or the current or future value of the Common Stock in making its decision to receive the Option and become a party to this Agreement. The Optionee further acknowledges that it has been afforded full and free access to corporate records, financial statements and other information concerning the Company, has been afforded an opportunity to ask such questions of the Company’s officers and employees concerning the Company’s business, operations, financial condition, assets, liabilities and other relevant matters as it has deemed necessary or desirable, and has been given all such information as has been requested in order to evaluate the merits and risks relating to the Option. In regard to the tax, financial and legal considerations relating to the receipt of the Option, the Optionee has relied solely on the advice of, and has consulted with, only its own professional advisors.

(b) By virtue of the Optionee’s expertise and the advice available to it, it has extensive knowledge and experience and the necessary sophistication in financial and business matters that it is capable of evaluating the merits and risks of holding the Option and the shares of Common Stock issuable upon the exercise of the Option. The Optionee understands that the shares that it may acquire hereunder involve substantial risk, and that its financial condition is such that it is in a financial position to hold the shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such shares.

(c) The Option and the shares issuable to the Optionee upon exercise of the Option will be acquired for investment for its own account only and not with a view to the sale or distribution thereof.

(d) The Optionee understands that the Option is not transferable except as provided in Section 7.2 and that the shares issuable upon exercise of the Option must be held indefinitely unless they are registered under the Act or other applicable laws or an exemption from such registration becomes available, and that the Shares may only be transferred as provided in the Management Stockholder’s Agreement and pursuant to applicable law.

Section 5.3. – Accredited Investor

The Optionee is an “accredited investor” as that term is defined in Regulation D under the Act.

ARTICLE VI

RELEASE BY OPTIONEE

Section 6.1. – Release

In consideration for the Option granted hereunder, the Optionee for itself and for its Affiliates, heirs, successors and assigns, does hereby irrevocably and unconditionally release, waive and forever discharge Valcon, BuzzMetrics, each of their Affiliates, and each of their respective officers, directors, employees, agents, stockholders and members (collectively, the “Releasees”) of and from any and all claims, causes of action, suits, proceedings, disputes, controversies, liabilities or any other matters of whatever nature (collectively, “Claims”), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, and whether due or to become due, regardless of when asserted, which the Optionee has had, may now have, or in the future may have against the Releasees for, based upon, or by reason of any matter, cause, thing, action, facts, events or circumstances whatsoever, including, without limitation, Claims relating to the BuzzMetrics Options and the cancellation thereof, the BuzzMetrics Acquisition, the Option and the circumstances, terms and conditions under which the Option has been granted hereunder, and the Optionee’s employment (if any) by BuzzMetrics and the Company, from the beginning of the world through and including the Grant Date; excluding, however, Claims arising from the Plan and the Transaction Documents (as such term is defined in the VNU Stock Purchase Agreement) to which the Optionee is a party. The Optionee represents that it has carefully read and fully understands the provisions of this Section 6.1.

ARTICLE VII

MISCELLANEOUS

Section 7.1. – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2. – Option Not Transferable

Subject to applicable law to the contrary, neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or its successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or to a partnership, limited liability company, corporation, trust or custodianship, the beneficiaries of which may include only the Executive, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

Section 7.3. – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to Valcon at the following address: c/o The Nielsen Company (US), Inc., 45 Danbury Road, Wilton, Connecticut 06897, Attention: Chief Legal Officer; and any notice to be given to the Optionee shall be addressed to it at the address given beneath its signature hereto. By a notice given pursuant to this Section 7.3, either party may hereafter designate a different address for notices to be given to it. Any notice shall have been deemed duly given (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid.

Section 7.4. – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 7.5. – Applicability of Plan and Management Stockholder’s Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and the Sale Participation Agreement, to the extent applicable to the Option and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan or the Sale Participation Agreement and the Management Stockholder’s Agreement, the terms of the Management Stockholder’s Agreement shall control.

Section 7.6. – Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 7.7. – Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, except to the extent that the issue or transfer of stock shall be subject to mandatory provisions of the laws of The Netherlands.

Section 7.8. – Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Borough of Manhattan, in the City of New York, New York. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses. Notwithstanding anything herein to the contrary, if the Employment Agreement contains a similar provision relating to arbitration and/or dispute resolution, such provision in the Employment Agreement shall govern any controversy hereunder.

Section 7.9. – Code Section 409A

If any payments of money, delivery of shares of Common Stock or other benefits due to the Optionee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code; otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner determined by the Company and reasonably acceptable to the Optionee, that does not cause such an accelerated or additional tax.

Section 7.10. – Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

VALCON ACQUISITION HOLDING B.V.

	By:	/s/ Scott A. Schoen
	Its:	Managing Director

OPTIONEE:

PEREG HOLDINGS LLC

	By:	/s/ Ruth Fisher
	Its:	President

Address:

155 West 70th Street, Apt. 14A New York, New York 10023

Aggregate number of shares (“Shares”) of Common Stock for which the Option granted hereunder is exercisable:	106,806

The Option shall become vested and exercisable as follows:	100% of the Options on December 31, 2007, subject to the continued service of Mr. Itzhak Fisher as the Chairman of the Board of Directors of BuzzMetrics Ltd.

Exercise Price Per Share:	$4.31

BuzzMetrics Grant Date:	November 29, 2005

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